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                                                                 Exhibit 11.1
                        EQUITY CORPORATION INTERNATIONAL
                   COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share data)
-----------------------------------------------------------------------------
                               Three months ended      Nine months ended
                                  Sept. 30,                Sept. 30,
                               1997        1996         1997        1996
Computation of earnings per
  common and equivalent share:
Net income attributable to
  common stock................ $    3,174  $    2,112   $   10,720  $    6,994
                               ==========  ==========   ==========  ==========
Weighted average number of
  common shares outstanding...     20,705      19,148       20,485      17,312
Additional shares assuming
  conversion of stock options.        350         278          336         255
Effect of restricted stock
  issued......................         23          21           21          16
                               ----------  ----------     --------    --------

Weighted average shares for
primary earnings per share....     21,078      19,447       20,842      17,583

Incremental shares issuable
  using quarter-end market
    price:
      Conversion of stock
        options...............          6          20           14          18
      Effect of restricted
        stock issued..........          1           2            1           2
                               ----------  ----------   ----------  ----------

Weighted average shares for
  fully diluted earnings
    per share.................     21,085      19,469       20,857      17,603
                               ==========  ==========   ==========  ==========

Primary earnings per common
  and equivalent share........ $     0.15  $     0.11   $    0.516  $     0.40
                               ==========  ==========   ==========  ==========

Fully diluted earnings per
  common and equivalent share. $     0.15  $     0.11   $     0.51  $     0.40
                               ==========  ==========   ==========  ==========
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